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Emma Jo Kauffman

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DOLLAR GENERAL FINALIZES SETTLEMENT WITH THE SEC

GOODLETTSVILLE, Tenn. – April 7, 2005 – Dollar General Corporation (NYSE:  DG) today announced that it has reached a final settlement with the United States Securities and Exchange Commission (the “SEC”) regarding the January 14, 2002 restatement of the Company’s financial results for its fiscal years 1998 through 2000.

Consistent with the terms of the previously announced agreement in principle between Dollar General and the staff of the SEC, Dollar General consented, without admitting or denying the allegations in the SEC’s complaint, to the entry of a permanent civil injunction against future violations of the antifraud, books and records, reporting and internal control provisions of the federal securities laws and related SEC rules.  As announced previously, Dollar General also consented to payment of a $10 million civil penalty.

“The settlement with the SEC marks the final resolution of matters arising from our January 14, 2002 restatement,” said David A. Perdue, chairman and chief executive officer of Dollar General. “Over the past few years, Dollar General and our board of directors have worked diligently to strengthen our corporate governance, compliance and internal control policies and procedures.  In particular, we have significantly enhanced the personnel and practices in our accounting, financial and SEC reporting, internal audit, and investor relations functions as we have added new, experienced professionals to our team and adjusted reporting structures to help enable appropriate information flow.  Looking ahead, we are determined to maintain the confidence of our customers, investors and employees, and to continue Dollar General’s longstanding commitment to providing value to our customers.”

Details on the SEC settlement can be found at the SEC’s website, www.sec.gov.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,494 neighborhood stores as of April 1, 2005.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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